Exhibit (a)(1)

CERTIFICATE OF TRUST

of

CION Ares Diversified Credit Fund

(a Delaware Statutory Trust)

This Certificate of Trust of CION Ares Diversified Credit Fund (the “Trust”), dated as of June 21, 2016, is being duly executed and filed on behalf of the Trust by the undersigned, as the sole Trustee, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1.                  NAME. The name of the statutory trust formed by this Certificate of Trust is CION Ares Diversified Credit Fund.

2.                  REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is and the name of the Trust’s registered agent at such address is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.                  EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

4.                  REGISTERED INVESTMENT COMPANY. The Trust will register as an investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Trust.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Eric A. Pinero, not in his individual

capacity but as Trustee

By: /s/ Eric A. Pinero

3 Park Avenue

36th Floor

New York, NY 10016